Sub-Item 77C
Exhibit 3

GENERAL MONEY MARKET FUND, INC. (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Reconvened Special Meeting of Shareholders of the General Money Market Fund, Inc. was held on April 19, 2010. Out of a total of 12,968,858,544.604 shares (“Shares”) entitled to vote at the meeting, a total of 4,592,543,430.605 were represented at the Meeting, in person or by proxy. The meeting was adjourned to June 9, 2010, the proposals not having received the required vote of the holders for approval. The breakdown of the vote is as follows:

	Shares
	For	Against	Abstain
1. To approve amending the	4,034,998,101.276	312,803,233.320	244,742,096.009
Fund’s policy regarding
borrowing
		Shares
	For	Against	Abstain
2. To approve amending the	4,031,129,771.519	313,528,903.680	247,884,755.406
Fund’s policy regarding
lending
		Shares
	For	Against	Abstain
3. To permit investment in	4,061,752,486.813	283,552,540.583	247,238,403.209
additional money market
instruments
		Shares
	For	Against	Abstain
4. To permit investment in	3,980,925,983.263	358,773,261.963 252,844,185.379
other investment companies